EXHIBIT 10.23

                       AGREEMENT FOR FOOD SERVICES

This Agreement, made this 30th day of September, 1999, by and between TRUMPF, INC., 11 Hyde Road, Farmington, CT 06032 (hereinafter referred to as TRUMPF) and HOST AMERICA CORPORATION, located at Two Broadway, Hamden, CT 06518-2697 (hereinafter referred to as HOST) for the provision of cafeteria, catering, vending and office coffee refreshment food service.

                               WITNESSETH

In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:

TRUMPF hereby grants to HOST, the exclusive right to operate the cafeteria, vending office coffee, and refreshment food services at or upon TRUMPF premises and the non-exclusive right to provide catering services. HOST will install vending machines as shall be mutually agreed upon, and will keep such equipment and machines adequately serviced and supplied with appropriate merchandise of good quality and in good working order.


LOCATION OF EQUIPMENT: The location of all manual and vending equipment and other facilities to be supplied by HOST shall be mutually agreed upon. Any moves of Host vending or other equipment necessitated by growth or building rearrangements by TRUMPF will be performed by HOST under conditions to be mutually agreed upon as the occasion arises. HOST shall make no alterations in the Premises unless authorized by TRUMPF in writing.


OWNERSHIP OF EQUIPMENT: TRUMPF will furnish to HOST, without charge, food preparation and cafeteria areas, and adequate sanitary toilet facilities, including dining room furniture and food storage areas, owned by TRUMPF and to be used in connection with the food service. Any property furnished by TRUMPF shall remain the property of TRUMPF at all times. HOST will provide all other equipment necessary for providing services hereunder. All such and other equipment supplemental to the services that have

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been supplied by HOST shall remain HOST property at all times. TRUMPF will take reasonable precautions to protect said equipment from damage and will permit HOST to remove said equipment upon termination of this Agreement or upon termination of any renewal thereof.


MAINTENANCE AND EQUIPMENT: The division of responsibility between TRUMPF and HOST is hereafter provided.

TRUMPF will be responsible for:

a) cleaning of the dining area floors, for the day-to-day cleaning of the dining area, (other than tables and chairs) and for the cleanliness of walls, ceilings, windows and light fistures;

b)   furnishing trash dumpsters in locations designated by TRUMPF

c) furnishing exterminator services, semiannual cleaning of hoods, ducts and filters; and

d) furnishing maintenance services if and when required for the proper maintenance and repairs of said premises, fixtures, furniture and TRUMPF owned equipment, and replacing said equipment when mutually agreed upon, except in those cases where the necessity for replacement is caused through the negligence of HOST employees.

e)   furnishing the following equipment at the Technical Center:

     1.   2-door reach-in freezer
     2.   2-door reach-in refrigerator
     3.   Storage room with shelving (minimum requirement of 150 sq.ft.)
     4.   Office space for desk & chair, telephone and computer.

As a cost of operation, HOST will be responsible for:

a) keeping said premises, furniture, fixtures and manual food service equipment and vending machines in a clean and sanitary condition in accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities;

b) routine cleaning of the kitchen, cold storage areas and counter areas, storing and preparing serving and disposing of all food and food stuffs in a clean and sanitary

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manner, in accordance with all recognized standards for such activities and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities.

c) laundry service for kitchen linens (uniforms, kitchen cleaning cloths, etc.),

d)    purchasing of all food and supplies at normal wholesale or trade prices;

e)    routine daily cleaning of the dining room tables and chairs,

f)    repairing of vending machines; replacing vending equipment as required;

g)    delivering kitchen and dining center trash to designated dumpster sites.


MENUS: HOST will post menus, complete with prices, and all menus will be nutritionally acceptable to TRUMPF.

HOURS OF OPERATION:


CATERING: HOST, on request, will cater functions for TRUMPF upon reasonable advance notice at prices and terms as are mutually acceptable to the parties. TRUMPF will be responsible for any charges made by third parties at TRUMPF'S facility for catering functions performed, and HOST will invoice TRUMPF for any such charges.


LICENSES AND PERMITS: HOST shall obtain, as a cost of operation prior to commencing operations at TRUMPF premises and maintain throughout the term of this Agreement and any renewal thereof, all necessary permits, licenses
and other approvals required by law for its operation hereunder.   HOST
expects to begin operations on December 9, 1999. TRUMPF agrees to cooperate with HOST and to execute such documents as shall be reasonably necessary or appropriate for HOST, to obtain said permits, licenses and approvals.


UTILITIES: TRUMPF shall, at its expense, provide HOST with necessary and sufficient refrigeration, freezer space, heat, light, water, gas, electricity, and an extension telephone. Also, TRUMPF shall furnish HOST with the availability for a computer modem, for the operations of the dining food service in the cafeteria and kitchen area.

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RECORDS:  HOST, will at all times maintain an accurate record of all merchandise inventories, sales, revenues, taxes, and operational expenses, in connection with the operation of the manual food service. HOST shall keep all such records on file for a period of seven years, and HOST shall give TRUMPF employees and its agents the privilege, at any reasonable time, of auditing its records. All sales, for the purpose of this Agreement, are defined as cash collections less applicable federal, state and local taxes, which HOST has the sole responsibility to collect, report and pay to the taxing authorities. If any such audit by TRUMPF reveals any deficiency amount paid by TRUMPF pursuant to Contract Addendum A was in excess of the amount actually due, then HOST shall promptly reimburse TRUMPF for the overpayment.


INSURANCE: HOST shall procure and maintain, during the period of the contract, the insurance described in the following sub-paragraphs. Insurance shall be with companies qualified to do business in Connecticut acceptable to TRUMPF, and written on the standard approved comprehensive General Liability Policy form. HOST shall furnish TRUMPF with certificates showing that such insurance is in effect. The policies will include a clause stating that the insurance will not be cancelled or reduced until at least thirty (30) days prior notice is sent to TRUMPF by the insurance company or agent. Such notice is to be sent by registered mail. HOST will also provide worker's compensation insurance for its employees and all other insurance, if any, as may be required by law.

All liability insurance policies shall name TRUMPF and its subsidiaries, affiliates, and their respective officers, agents and employees as additional named insured, and shall include a severability of interest clause with respect to claims, demands, suits, judgements, costs, charges and expenses arising out of, or in connection with any loss, damage, or injury resulting from the negligence or other fault of HOST, HOST'S agents, representatives, and employees. HOST shall furnish certificates of insurance to TRUMPF in the following minimum limits prior to execution of this contract and prior to the expiration of any policy with a certificate evidencing its renewal.

     WORKER'S COMPENSATION INSURANCE as required by statute.

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     EMPLOYER'S LIABILITY INSURANCE with a limit of not less than $1,000,000.

     UMBRELLA LIABILITY INSURANCE with a limit of not less than $5,000,000.

     LIQUOR LIABILITY INSURANCE of $1,000,000.

     COMPREHENSIVE COMMERCIAL GENERAL LIABILITY INSURANCE including broad form vendors coverage with limits of $2,000,000 each person and $2,000,000 each occurrence as respects personal injury, including death, and $1,000,000 as respects property damage for:

     1.   Premises, Equipment and Operations
     2.   Products and completed operations
     3.   Contractual liability for the liability assumed by TRUMPF


COMPREHENSIVE AUTOMOBILE LIABILITY INSURANCE with limits of $1,000,000 per person and $1,000,000 per occurrence for personal injury, including death and $1,000,000 per occurrence for property damage each occurrence as respects property damage for all owned, non-owned and hired vehicles, used by HOST while performing operations in connection with this contract.


INDEMNIFICATION: HOST agrees to defend, indemnify, and hold TRUMPF harmless from and against any and all claims (including costs of litigation and attorney's fees) for personal injury including death or damage to property arising out of or in connection with the HOST'S performance under this Agreement.


BINDING EFFECT: This Agreement will be binding upon will inure to the benefit of the parties hereto and their respective successors, assigns and representatives.


PERSONNEL POLICIES: All food and vending service employees will be HOST employees and on HOST payroll. All persons employed by HOST at TRUMPF premises shall be in uniform at all times, except vending subcontractors who will service vending machines in behalf of HOST. Said vendors include American Food and Vending, Pepsi Cola, and such other vendors as may be required. HOST employees shall comply with all

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applicable laws, rules and regulations at any time promulgated by TRUMPF for the safe, orderly and efficient conduct of all activities being carried out while on TRUMPF premises.

HOST shall not retain at the premises any employee not acceptable to TRUMPF for any reason. If TRUMPF objects to the continued employment of any HOST employee, it shall notify HOST in writing, stating the reason for its objections.

TRUMPF will allow employees and agents of HOST access to service areas and equipment at all reasonable times, but such employees shall not be entitled to access any other TRUMPF premises. HOST, in performing work by this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, creed, national origin, age, sex or disability. HOST employment policies meet the requirements of the Fair Labor Standards Act and all other regulations required by the United States Department of Labor. HOST is and at all times will continue to be an equal opportunity employer.


ACCOUNTING: HOST will keep records by accounting periods with each month ending on the last Friday of the month. HOST will bill TRUMPF monthly for sums due under contract Addendum A. Any statement rendered is due and payable within 30 days after receipt. Accounts that are more than 30 days in arrears, are subject to late charges. Interest will be added at the rate of 1.5% per month on past due accounts.


FINANCIAL CONSIDERATION: TRUMPF agrees to reimburse HOST in accordance with the Contract Addendum A (attached). HOST shall be responsible for all costs of operation of the food services described herein, and wages, salaries and benefits of its employees engaged to provide such services.
In addition, HOST shall charge any applicable sales tax to all that purchase food from HOST, and shall be responsible for timely remittance of such taxes to the proper authorities.


ADJUSTMENT OF FINANCIAL ARRANGEMENT: In the event of material cost changes (whether taxes, labor, merchandise or equipment), it is understood that

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commensurate adjustments in selling prices or other financial arrangements between HOST and TRUMPF may be agreed upon in writing and effected by appropriate officials of the parties. All obligations hereunder are subject to federal, state and local regulations. In the event the building or said premises, or any facility in which HOST equipment and machines are located, are partially or completely damaged by fire, the elements, the public enemy, or any other casualty, and if HOST is prevented from operating hereunder because of such damage or because of riots, strikes, lockouts, or labor difficulties at TRUMPF, the same shall not be considered
as a default under the provisions of this Agreement.   In the event of any
such interruptions, there shall be an equitable adjustment of the amounts payable by TRUMPF hereunder.


CONFIDENTIAL INFORMATION: Certain proprietary materials including recipes, signage, surveys, management procedures, and similar information regularly used in HOST'S operations shall be confidential information. TRUMPF will not disclose any confidential information, directly or indirectly, during or after the term of Agreement. TRUMPF will not photocopy or otherwise duplicate any such materials without HOST'S written consent. All confidential information will remain HOST'S exclusive property and will be returned to HOST immediately upon termination of this Agreement.


COMMENCEMENT AND TERMINATION: This Agreement shall become effective on or about Wednesday, November 3, 1999, and shall remain in force for one (1) year unless terminated as herein provided. Thereafter, the Contract shall automatically renew for one (2) year increment unless terminated by either party as provided below. HOST may terminate the contract without cause, first having given one hundred twenty (120) days written notice to TRUMPF, of intention to do so. TRUMPF may terminate the contract without cause by giving HOST thirty (30) days written notice of its intention to do so.
Upon any such termination, the occupancy of TRUMPF's premises shall end and HOST agrees to waive any claim for damages, including loss of anticipated income. In the event that either party defaults or fails to observe the provisions of the contract and the agreement contained herein on its part to be performed, the aggrieved party may give

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notice, in writing, of intention to terminate the contract.   The party at
fault will have ten (10) days to remedy the breach. If not remedied, the contract may be terminated thirty (30) days from the date of the original notification of default. Upon such termination, the occupancy of TRUMPF'S Premises shall end and HOST agrees to waive any claim for damages, including loss of anticipated income.

HOST shall restore the facilities, equipment, and other items furnished by TRUMPF in the condition in which received, reasonable wear and tear accepted. HOST shall be responsible for all losses and damages to TRUMPF facilities resulting from HOST'S default, failure, or negligence during the term of contract. Any notice to be given hereunder shall, if to HOST, be sent to Geoffrey Ramsey, President, Host America Corporation, Two Broadway, Hamden, CT 06518-2697, by registered mail; and, if to TRUMPF be sent to, John Radziewicz, Purchasing Manager, Trumpf, Inc, 11 Hyde Road Farmington, CT 06032, by registered mail.


STATE LAW DEFINITION: The provisions of this Agreement shall be construed under the laws of the State of Connecticut.

In witness whereof, the parties have executed this Agreement as of the date first above written.

                              TRUMPF, INC.

                              By  /s/ JOHN RADZIEWICZ   11/12/99
                                ---------------------
                              John Radziewicz,
                              Purchasing Manager
                              duly authorized



                              HOST AMERICA CORPORATION

                              By  /s/ GEOFFREY RAMSEY  11/15/99
                                ---------------------
                              Geoffrey Ramsey
                              President
                              duly authorized

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